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                                                                    EXHIBIT 99.1

NEWS RELEASE

CONTACT
ASC INCORPORATED                                   QUESTOR MANAGEMENT COMPANY
MARIA LEONHAUSER ROSENAU                           J.B. DIXSON
FRANCO PUBLIC RELATIONS GROUP                      DUROCHER DIXSON WERBA, L.L.C.
313 567-5080                                       313 961-1188
MROSENAU@FRANCO.COM                                DIXSON@DDWPR.COM




QUESTOR PARTNERS FUND II AGREES TO ACQUIRE ASC INCORPORATED

Southfield, MI - May 6, 2002 - ASC Incorporated and Questor Management Company, LLC announced today that Questor Partners Fund II, L.P. and other funds managed by Questor have agreed to acquire ASC. Terms of the transaction were not disclosed.

ASC, headquartered in Southgate, MI, is a leading North American Tier 1 supplier of automotive convertible systems, open-air systems and specialty vehicles. The company also engineers and develops niche and other low-volume, derivative and performance vehicles. The company was founded in 1965 by Heinz Prechter, a talented and creative automotive entrepreneur who passed away in 2001. ASC was the first company to introduce sunroofs to the North American automotive market. Last year, ASC had sales in excess of $300 million.

"ASC is a strong, healthy and growing company that is experiencing a number of significant changes in its life cycle," said Jay Alix, co-founder and principal of Questor. "Heinz Prechter positioned the company well for the transformations it is undergoing. I knew Heinz for years and he was always a visionary about how best to position ASC for the ever-evolving changes in the automotive market. Heinz, in fact, began the process several years ago to change ASC from an entrepreneurial company led by a dynamic founder to a professionally managed organization. Now ASC is continuing its transformation and leveraging its history as a leading sunroof and convertible system supplier to become the leading open-air systems and niche vehicle developer."

"Questor's acquisition creates tremendous opportunity at this already dynamic time for ASC," said David Treadwell, chairman of ASC. "ASC is increasing its presence as a leading concept car and niche vehicle developer working hand-in-hand with automotive manufacturers at dedicated design facilities in Warren, Auburn Hills and Southgate. With Questor, ASC will build on its history of innovation in the automotive industry and continue to deliver pioneering new products to its customers. Together, ASC and Questor see an even brighter future with more prospects for growth."

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Questor Partners To Buy ASC
Page 2 of 2


"Heinz's vision was that ASC would continue beyond him," said Waltraud "Wally" Prechter, widow of Heinz Prechter and Chairman of Prechter Holdings Inc. "I believe that Questor's ownership gives ASC a great opportunity to fulfill this vision. While this marks the end of one chapter in the history of ASC, it also begins another. We learned last year, we cannot predict the future with certainty. ASC has every opportunity to continue its great legacy. It is up to the people of ASC, together with ASC's new owners to perform. I am personally delighted that the ASC management team will have the opportunity to carry the company forward with long-time friend Jay Alix."

"ASC continues to expand its area of expertise," said Wallace L. Rueckel, a Questor principal who is involved in the transaction. "The company began as the first supplier of sunroofs to the automotive industry and then became a leading developer and supplier of high quality convertible systems. Now, in partnership with its customers, ASC is innovating the way OEMs work with suppliers to develop, engineer and manufacture low-volume niche vehicles. ASC has several more niche vehicles in the pipeline and continues to secure additional open-air programs. ASC has significant growth potential."

In addition to acquiring ASC, Questor also has agreed to acquire Prechter Holdings Inc., which includes diverse real estate operating companies and other business endeavors.

ASC Incorporated is a global specialty vehicle and systems company providing specialty vehicle design, engineering, prototype and production services; development and delivery of open-air systems, composite products and exterior trim; and development and distribution of aftermarket vehicle accessories. Headquartered in Southgate, Mich., ASC maintains operations in the U.S., Canada, Germany, and South Korea.

Questor Management Company, LLC, based in Southfield, Mich., manages the Questor Partners Funds, which have more than $1.1 billion of committed equity capital. The Funds' objective is to acquire significant positions in companies that offer the potential for superior returns with the application of appropriate levels of capital and management expertise.

For more information visit the ASC website at www.ascglobal.com or the Questor website at www.questorfund.com.

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